Exhibit 10.7

SEVERANCE AGREEMENT AND GENERAL RELEASE

In consideration of the covenants undertaken and releases contained in this CONFIDENTIAL SEVERANCE AGREEMENT AND GENERAL RELEASE (hereinafter referred to as “Agreement”), Karin Gregersen McLennan (“Employee”) on the one hand, and Vince, LLC (the “Company”) on the other side, agree as follows:

Employee and Company agree that the following facts are true:

(i)	Employee was hired by the Company and commenced employment on May 13, 2013;
(ii)

Employee and the Company entered into an Employment Agreement dated March, 2013 (the “Employment Agreement”), and the Employee was granted stock options pursuant to a Grant Agreement, dated June 10, 2013, under the Kellwood Company 2010 Stock Option Plan that was subsequently assigned to and assumed by the Company and a November, 21 2014 grant agreement pursuant to the Company’s 2013 Equity Incentive Plan (collectively, the “Stock Option Agreements”);

(iii)	Employee was employed by Company on an “at-will” basis;
(iv)	Employee’s employment with Company ended effective July 16, 2015 by virtue of Employee’s termination without cause, as defined in paragraph 11 of the Employment Agreement;
(v)	Company wishes to provide separation compensation to Employee consistent with the terms of paragraph 11 of the Employment Agreement;
(vi)

Employee and the Company each believe that they have dealt fairly and legally with each other, and neither has any intent to pursue any claims against the other.  However, in exchange for the severance compensation under this Agreement, Employee and the Company desire to settle fully and settle finally all actual and/or potential claims between them concerning the above-referenced employment relationship including, but in no way limited to, any claims that might arise out of Employee’s employment and/or the termination thereof.

NOW THEREFORE, in consideration of the promises herein contained, it is agreed as follows:

1.Facts Incorporated to Agreement.  The above-mentioned facts are hereby incorporated into, and made a part of, this Agreement.

2.Denial of Liability.  This Agreement shall not in any way be construed as an admission by the Company or Employee of any breaches of contract, statutory violations, wrongful acts or acts of discrimination whatsoever against Employee, the Company, or any other person, and the Company and Employee specifically disclaim any liability to, or discrimination against one another or any other person, on the part of themselves respectively, and with regard to the Company, on the part of its employees, or its agents.

3.Termination of Employment.  Employee’s employment with the Company was terminated by the Company without cause effective as of July 16, 2015 (the “Termination Date”).  All salary, compensation, and perquisites of employment will cease as of the Termination Date except as otherwise set forth in the Employment Agreement and herein. The Employee is also hereby removed and terminated from, and hereby resigns, effective as of the Termination Date, from all other positions, titles, duties, authorities and responsibilities (including without limitation from any board positions) with, arising out of or relating to his employment with the Company and its subsidiaries and affiliates and agrees to execute all additional documents and take such further steps as may be required to effectuate such removal and termination.

4.Severance Payment.  In exchange for Employee’s agreement to the terms of this Agreement and the covenants contained in the Employment Agreement, Company shall provide Employee with the payments and benefits set forth in Section 11 of the Employment Agreement (collectively, the “Severance Payment”).  For the avoidance of doubt, in addition to payments set forth in paragraph 5 below, to which the Company acknowledges and agree Employee is entitled regardless of whether Employee executes this Agreement, the Company will also pay the Employee the Severance Payments, which shall consist of the following.

(a)The Company shall continue to pay Employee the Employee’s current base salary of $780,000 per annum, less tax withholdings and authorized deductions, pursuant to the Company’s normal payroll practices and procedures, for twelve (12) months, or, if earlier, until Employee secures other employment which pays the Employee a base salary equal to or greater than $780,000 (such period, the “Severance Period”); provided, however, that in the event Employee obtains other employment which pays the Employee a base salary less than $780,000, then Executive’s severance payments shall immediately become subject to offset by the amount of Executive’s new base salary and guaranteed incentive compensation, if any, from such other employment that is received by Employee during the Severance Period.

(b)The Company shall pay Employee a pro-rated Annual Bonus for fiscal year 2015 based soley on the achievement of the pre-established financial performance goals for the Company under the 2014-2015 Short Term Incentive Plan,   which pro ration will be based on the number of days Employee was employed in such fiscal year, payable at such time such payment would have been made if Executive had been remained employed by Employer. If the Employee makes a timely election of continued health benefit coverage under the Consolidated Omnibus Budget Reconciliation Act (“COBRA”), the Company will continue to pay the employer portion of the associated monthly premiums during the Severance Period.  Employee will be responsible to pay the associated employee portion of the monthly premium directly to DISCOVERY BENEFITS as directed by the Company in order to be covered by COBRA.   Effective the first day of the month following the last date of the Company COBRA subsidy, Employee will become responsible to pay 100% of the COBRA premium to continue healthcare insurance for the remainder of the applicable COBRA period.

(c)Subject to the terms and conditions of the Stock Option Agreements, Employee may retain any vested options, as set forth further in paragraph 6 below.

Employee’s right to receive any payments described in this paragraph, which are not already required by law, is expressly conditioned upon: (i) the absence of any breach by Employee of this Agreement and the terms of each of the Employment Agreement and the Stock Option Agreement, including but not limited to the non-compete, confidentiality, non-solicit and non-disparagement, provisions of the Employment Agreement as modified herein, and the Stock Option Agreement; and (ii) the absence of any misconduct by Employee on or after the date of termination that is harmful to the Company, its property, its goodwill, or its customers (such as, by way of example but not limitation, vandalism by Employee to Company property).

By signing this Agreement, Employee acknowledges and agrees that Employee shall not accrue or be entitled to any payments or benefits beyond the Termination Date except for the Severance Payment set forth in this Section 4 of this Agreement and as otherwise set forth herein (paragraph 5).  Employee acknowledges that the Severance Payment is given in consideration for Employee’s promises in this Agreement, the Employment Agreement and the Stock Option Agreement, and that such Severance Payment is contingent upon Employee’s execution of this Agreement and the satisfaction of the other conditions set forth in this Agreement, the Employment Agreement and the Stock Option Agreement.  Employee further acknowledges that Employee has not been subjected to any discrimination or retaliation on account of Employee’s age and that Employee is unaware of any basis to believe that Employee has any claims under the Age Discrimination in Employment Act.

5.Receipt of Compensation Due.  Upon the conclusion of Employee’s employment, the Company will pay Employee any final wages and accrued vacation payments due and owing to Employee through Employee’s Termination Date.  Employee acknowledges and agrees that such payment was not made contingent on the execution of this Agreement.  Employee also acknowledges and agrees that Employee has not suffered any on-the-job injury for which Employee has not already filed a claim, that Employee has been reasonably accommodated and provided with the opportunity to engage in the interactive process with respect to any injury or disability Company has been made aware of, that Employee has been properly provided any leave of absence due to Employee’s or a family member’s health condition, and that Employee has not been subjected to any improper treatment, conduct or actions due to or related to any request by Employee for or taking of any leave of absence because of Employee’s own or a family member’s health condition, nor has Employee been denied any leave requested under the Family and Medical Leave Act.  Employee also acknowledges and agrees that Employee has not been retaliated against for reporting any allegations of wrongdoing by the Company or its officers, including any allegations of corporate fraud.

6.Equity Grants.

(a)All of Employee’s equity grants vested as of the Termination Date (which consist of options to acquire 68,148 shares of the Company’s common stock at an exercise price of $6.64 granted on January 10, 2013 under the Stock Option Agreement) shall be subject to the terms and conditions of the applicable grant agreements and any and all amendments thereto, including, but not limited to, the First Amendment to the Grant Agreement, which the Company acknowledges applies to you.  For the avoidance of any doubt, your consideration period in which to exercise the stock options (the “Consideration Period”) shall not commence until September 8, 2015, which is the date that the current trading blackout under the Company’s Insider Trading Policy will end.  Moreover, the length of the Consideration Period shall be thirty (30) days from September 8, 2015, as provided for in your Grant Agreement..

(b)As provided for in the applicable stock plans and grant agreements, all equity grants that are unvested as of the Termination Date shall expire as of the Termination Date, and the Employee shall have no right or claim with respect to such grants.

7.Restrictions.

(a) The Employee hereby agrees and reaffirms the covenants and agreements set forth in Sections 12 through 16 Employment Agreement and in the Stock Option Agreement, including without limitation the non-compete, non-solicitation and non-interference covenants contained in Annex A to the Stock Option Agreement, and will abide by all such covenants and agreements, as expressly modified herein.  Executive acknowledge and agrees that such provisions shall survive the Termination Date in accordance with their terms.

(b)The Company hereby agrees that the non-compete restrictions set forth in paragraph 12 of the Employment Agreement and paragraph 3 of Annex A to the Stock Option Agreement are hereby modified and expressly limited so as to preclude Employee only from working for or with, or providing services to, the following competitors during the Restricted Period:

Theory
Helmut Lang
Rag & Bone
DVF
J Crew
James Perse
Joie
J Brand
John Varvatos
Eileen Fisher Kit and Ace Brunello Cucinelli Sandro/Maje

8.Remedies.   The Parties acknowledge and agree that the Employee's breach or threatened breach of any of the restrictions referenced in Section 7 of this Agreement will result in irreparable and continuing damage to the Company for which there may be no adequate remedy at law and that the Company shall be entitled to equitable relief, including specific performance and injunctive relief as remedies for any such breach or threatened or attempted breach.  The Employee hereby consents to the grant of a temporary restraining order or an injunction (temporary or otherwise) against the Employee or the entry of any other court order against the Employee prohibiting and enjoining him from violating, or directing him to comply with, any provision of Section 7.  The Employee also agrees that such remedies shall be in addition to any and all remedies, including damages, available to the Company and its subsidiaries and affiliates against him for such breaches or threatened or attempted breaches.

9.Neutral Job Reference.  The Company agrees to provide Employee with a neutral job reference for all written and telephone requests to include only the following: job title and dates of employment.

10.Return of Company Property.  Employee agrees to turn over to the Company by no later than the Termination Date, all Company property, including but not limited to Company laptop and mobile phone, and shall acknowledge such if requested by the Company.  Provided, however, that notwithstanding the foregoing, Company acknowledges that upon commencement of employment Employee transferred her personal telephone number to her work iPhone and hereby agrees, at Company’s cost, to transfer that phone number back to Employee for continued use.

11.Use of Agreement in Proceedings.  This Agreement may not be used in evidence in any proceedings of any kind, except in an action alleging a breach of this Agreement, or to otherwise enforce its terms.  It shall not be a breach of this Agreement for either party to comply with a valid court order or subpoena requiring the disclosure of any information about this Agreement, so long as, the obligated party notifies the other party of such court order, and allows it the opportunity to move to quash such order.

12.General Release.  Employee understands and agrees that, by signing this Agreement, in exchange for the Severance Payment that Employee will receive under Section 4 above, Employee is irrevocably and unconditionally waiving, releasing and forever discharging, and promising not to sue the Company and each of the Company’s owners, shareholders, predecessors, successors, assigns, agents, directors, officers, employees, representatives, attorneys, divisions, subsidiaries, franchisees, affiliates (and agents, directors, officers, employees, representatives and attorneys of such divisions, subsidiaries and affiliates), and all persons acting by, under or in concert with any of them (collectively “Releasees”), and each of them, from any and all claims, wages, demands, actions, class actions, rights, liens, agreements, contracts, covenants, suits, causes of action, charges, grievances, obligations, debts, costs, expenses, penalties, attorneys’ fees, damages, judgments, orders and liabilities of any kind, known or unknown, suspected or unsuspected, and whether or not concealed or hidden, arising out of or in any way connected with Employee’s employment relationship with, or the termination of Employee’s employment with, any of the Released Parties, including but in no way limited to, any act or omission committed or omitted prior to the date of execution of this Agreement.  This general release of claims includes, but is in no way limited to, any and all wage and hour claims, claims for wrongful discharge, breach of contract, violation of public policy, tort, or violation of any statute, constitution or regulation, including but not limited to any violation of Title VII of the Civil Rights Act of 1964, as amended; the Age Discrimination in Employment Act, as amended; the Americans with Disabilities Act, as amended; the Family and Medical Leave Act, as amended; the Fair Labor Standards Act, as amended; the Employee Retirement Income Security Act of 1974, as amended; 42 U.S.C.  Section 1981; the Older Workers Benefit Protection Act; the Civil Rights Act of 1866, 1871, 1964, and 1991; the Rehabilitation Act of 1973; the Equal Pay Act of 1963;

the Vietnam Veteran’s Readjustment Assistance Act of 1974; the Occupational Safety and Health Act; and the Immigration Reform and Control Act of 1986; the New York Human Rights Law; the New York City Administrative Code (including the New York City Human Rights Law), as amended; and/or any other alleged violations of any federal, state or local law, regulation or ordinance, and/or contract, including without limitation, tort law or public policy claims, having any bearing whatsoever on Employee's employment by and the termination of Employee's employment with the Company, including, but not limited to, any claim for wrongful discharge, back pay, vacation pay, sick pay, wage, commission or bonus payment, attorneys' fees, costs, and/or future wage loss.  Nothing herein shall prohibit Employee from filing a Charge of Discrimination or cooperating with the Equal Employment Opportunity Commission (or similar state or local agency) in any investigation, charge or proceeding, provided that Employee agrees that she will accept no monetary compensation in connection with any matter brought on Employee's behalf.

The foregoing release does not extend to Employee’s right to receive (i) indemnification under any statute (ii) claims under the ADEA that may arise after the date Employee signs this Agreement; or (iii) any other rights or claims under applicable federal, state or local law that cannot be waived or released by private agreement as a matter of law.  Employee understands that nothing in the release shall preclude Employee from filing a claim for unemployment or workers’ compensation insurance.  Employee understands that nothing in this release shall preclude Employee from filing a charge or complaint with any state or federal government agency or to participate or cooperate in such a matter; Employee agrees, however, to waive and release any right to seek or receive monetary damages resulting from any such charge or complaint or any action or proceeding brought by such government agency.

This release applies to claims or rights that Employee may possess either individually or as a class member, and Employee waives and releases any right to participate in or receive money or benefits from any class action settlement or judgment after the date this Agreement is signed that relates in any way to Employee’s employment with Company.

This release is binding on Employee’s heirs, family members, dependents, beneficiaries, executors, administrators, successors and assigns.

The obligations stated in this release are intended as full and complete satisfaction of any and all claims the Employee has now, or has had in the past.  By signing this release, Employee specifically represents that Employee has made reasonable effort to become fully apprised of the nature and consequences of this release, and that Employee understands that if any facts with respect to any matter covered by this release are found to be different from the facts Employee now believes to be true, Employee accepts and assumes that risk and agrees that this release shall be effective notwithstanding such differences.  Employee expressly agrees that this release shall extend and apply to all unknown, unsuspected and unanticipated injuries and damages.

Employee promises not to pursue any claim that Employee has settled by this release.  If Employee knowingly breaks this promise, Employee agrees to pay all of Company’s costs and expenses (including reasonable attorneys’ fees) related to the defense of any claims.  Employee understands that nothing in this Agreement shall be deemed to preclude Employee from challenging the knowing and voluntary nature of this release before a court or the Equal Employment Opportunity

Commission (“EEOC”), or from filing a charge with the EEOC, the National Labor Relations Board, or any other federal, state or local agency charged with the enforcement of any employment laws.  Employee understands, however, that, by signing this release, Employee is waiving the right to monetary recovery based on claims asserted in such a charge or complaint.

13.Voluntary Waiver.  Employee further understands and acknowledges that this Agreement constitutes a voluntary waiver of any and all rights and claims Employee has against the Company as of the date of the execution of this Agreement, and Employee has expressly waived rights or claims pursuant to this Agreement in exchange for consideration, the value of which exceeds payment or remuneration to which Employee was already entitled.

14.Workers’ Compensation.  Employee represents and warrants that Employee has not suffered any workplace injury other than such injuries, if any, that Employee has previously reported to the Company in writing.

15.Mutual Non-Disparagement Clause.

(a)Employee agrees not to make any negative or derogatory remarks or statements, whether orally or in writing, or otherwise engage in any act that is intended or may be reasonably be expected to harm the reputation, business, prospects or other operations of the Company, any member of its management, board of directors, any of their respective subsidiaries or affiliates, or any investor or shareholder in the Company unless as required by law or an order of a court or governmental agency with jurisdiction.

(b)The Company agrees that neither its executive officers or directors will defame or disparage, or otherwise engage in any act that is intended or may be reasonably be expected to harm the reputation, business, prospects or other interests of the Employee, unless as required by law or an order of a court or governmental agency with jurisdiction.

(c)The terms of this Section 15 supersede any other non-disparagement covenant agreed to by the Employee.

16.Employee’s Cooperation Obligations.  The Employee agrees to reasonably cooperate in the defense of the Company against any threatened or pending litigation or in any investigation or proceeding that relates to any events or actions which occurred during or prior to the term of the Employee’s employment with the Company, to the extent that such cooperation is not otherwise readily available from a current employee of the Company.  Furthermore, the Employee agrees to reasonably cooperate in the prosecution of any claims and lawsuits brought by the Company or any of its affiliates that are currently outstanding or that may in the future be brought relating to matters which occurred during or prior to the term of the Employee’s employment with the Company, provided that such cooperation will not interfere with Employee’s then current personal or professional obligations.  From and after the Termination Date, except as requested by the Company or as required by law, the Employee shall not comment upon any (i) threatened or pending claim or litigation (including investigations or arbitrations) involving the Company or (ii) threatened or pending government investigation involving the Company.  In addition, the Employee shall not disclose any confidential or privileged information in connection with any pending litigation or investigation or proceeding without the consent of the Company and shall give prompt notice to the Company of any request therefor.  If the Employee is required to cooperate in the defense of the Company in accordance with this Section 16, the Company shall pay the Employee a reasonable per diem fee, in addition to any expense reimbursement, for such assistance, based on the Employee's annual base salary rate immediately preceding the Termination Date.

17.Compliance with Law.  This Agreement is intended to comply with applicable law.  Without limiting the foregoing, this Agreement is intended to comply with the requirements of section 409A of the Internal Revenue Code (“409A”), and, specifically, with the separation pay and short term deferral exceptions of 409A.  Notwithstanding anything herein to the contrary, separation may only be made upon a “separation from service” under 409A and only in a manner permitted by 409A.  For purposes of 409A, the right to a series of installment payments under this Agreement shall be treated as a right to a series of separate payments.  In no event may you, directly or indirectly, designate the calendar year of payment.  All reimbursements and in-kind benefits provided in this Agreement shall be made or provided in accordance with the requirements of 409A (including, where applicable, the reimbursement rules set forth in the regulations issued under 409A).  If you are a “specified employee” of a publicly traded corporation on your termination date (as determined by the Company in accordance with 409A), to the extent required by 409A, separation pay due under this Agreement will be delayed for a period of six months.  Any separation pay that is postponed because of 409A will be paid to you (or, if you die, your beneficiary) within 30 days after the end of the six-month delay period.

18.Tax Withholding.  Each payment under this Agreement is set forth as a gross amount and is subject to all applicable tax withholdings.  The Company is hereby authorized to withhold from any payment due hereunder the amount of withholding taxes due any federal, state or local authority in respect of such payment and to take such other action as may be necessary to satisfy all Company obligations for the payment of such withholding taxes.

19.Recoupment.  To the extent required under applicable laws rules and regulations relating to claims of fraud or any other misconduct that resulted in material misstatement of the Company’s financial results or any other material misstatement in the Company’s public disclosures. the Company will be entitled to recoup, and the Employee will be required to repay, any payments or benefits pursuant to this Agreement.

20.Integration Clause.  This document, the Employment Agreement and the Stock Option Agreement constitute the complete and entire agreement between the parties pertaining to the subject matter hereof, and the final, complete and exclusive expression of the terms and conditions of their agreement.  Any and all prior agreements, representations, negotiations, and understandings between the parties, oral or written, express or implied, are hereby superseded and merged herein.

21.Modification of Agreement.  This Agreement may be amended, changed, or modified only by a written document signed by all parties hereto.  No waiver of this Agreement or of any of the promises, obligations, terms, or conditions hereof shall be valid unless it is written and signed by the party against whom the waiver is to be enforced.

22.Warranty Regarding Non-Assignment.  Employee represents that Employee has not heretofore assigned or transferred, or purported to assign or transfer, to any person or entity, any Claim or any portion thereof or interest therein.  If any Claim should be made or instituted against the Releasees, or any of them, because of any such purported assignment, Employee agrees to indemnify and hold harmless the Releasees, and each of them, against any such Claim, including necessary expenses of investigation, attorneys’ fees and costs.

23.Warranty Regarding Complaints.  Employee represents that Employee has not filed or authorized the filing of any complaints, charges, or lawsuits against the Releasees, or any of them, with any federal, state, or local court, governmental agency or administrative agency, and that if, unbeknownst to Employee, such a complaint, charge or lawsuit has been filed on Employee’s behalf, Employee will use Employee’s best efforts to cause it immediately to be withdrawn and dismissed with prejudice.  Employee further agrees to execute any and all further documents and to perform any and all further acts reasonably necessary or useful in carrying out the provisions and purposes of this Agreement.

24.Severability and Enforceability.  Should any provision of this Agreement be declared or be determined by any court to be illegal or invalid, the validity of the remaining parts, terms or provisions shall not be affected thereby and said illegal or invalid part, term or provision shall be deemed not to be part of this Agreement.

25.Singular/Plural.  As used in this Agreement, the singular or plural number shall be deemed to include the other whenever the content so indicates or requires.

26.Attorneys’ Fees.  In any action or other proceeding to enforce rights hereunder, the prevailing party shall receive an award of costs and expenses related to such proceeding, including attorneys’ fees.

27.Counterparts.  This Agreement may be executed in multiple counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.  Faxed signatures shall be deemed valid as if they were inked originals.

28.No Reliance By Employee.  Employee represents and acknowledges that in executing this Agreement Employee does not rely and has not relied upon any representation or statement made by any of the Releasees or by any of the Releasees’ agents, representatives or attorneys with regard to the subject matter, basis or effect of this Agreement or otherwise.

29.Advice of Counsel.  Employee further states that Employee has carefully read this Agreement; that Employee has had the opportunity to consult an attorney, and has been advised to do so, to have any questions concerning this Agreement explained to Employee; that Employee fully understands the Agreement’s final and binding effect; that the only promises made to Employee to sign this Agreement are those stated above; and that Employee is signing this Agreement voluntarily.

30.Employee Review Period.  Employee specifically acknowledges that: (i) the Company has advised the Employee to retain counsel to have this Agreement reviewed and explained to Employee; (ii) Employee was allowed a period of up to at least forty-five (45) days to review and consider this Agreement, and has had the opportunity to make counter-proposals to the Agreement; (iii) the Company has advised the Employee to retain a translator or interpreter as necessary to have this Agreement reviewed and explained to Employee, and has advised the Employee that a translator or interpreter can be provided at the Company’s expense for the purposes of doing so; and (iv) Employee fully understands the language set forth in this Agreement as written, translated or interpreted, and by signing below, Employee acknowledges that she has taken any steps she believes to be necessary for her to fully comprehend all portions of this Agreement.  If Employee should execute it prior to the expiration of the forty-five day consideration period, knowingly waives Employee’s right to consider this Agreement for forty-five days.

31.Information Regarding ADEA and OWBPA.  Employee acknowledges that as required by the Age Discrimination in Employment Act (ADEA) and the Older Workers Benefit Protection Act (OWBPA), Employee has received information regarding the group of individuals, pursuant to which employees who are terminated and sign a release will be eligible for severance pay.  Employee further acknowledges that Employee has received on Exhibit A attached hereto a written description of the job titles and ages of all individuals eligible for severance pay and the ages of all individuals in the same job classifications who are not selected for termination.

32.Seven-Day Revocation Period.  Employee acknowledges that Employee may, for a period of seven (7) calendar days following the date of execution of this Agreement by Employee, revoke Employee’s acceptance of this Agreement.  Employee’s execution of this Agreement shall not become effective until after expiration of this seven-day period.  Any revocation of Employee’s acceptance of this Agreement must be done in writing and delivered to a management employee of the Company before the close of business on the seventh calendar day.

33.Miscellaneous Provisions.

(a)This Agreement shall be construed in accordance with, and all disputes hereunder shall be governed by, the laws of the State of New York, without regard to conflict of law principles.

(b)The Parties agree irrevocably to submit to the exclusive jurisdiction of the federal courts or, if no federal jurisdiction exists, the state courts, located in the County of New York, NY, for the purposes of any suit, action or other proceeding brought by any Party arising out of any breach of any of the provisions of this Agreement and hereby waive, and agree not to assert by way of motion, as a defense or otherwise, in any such suit, action, or proceeding, any claim that it is not personally subject to the jurisdiction of the above-named courts, that the suit, action or proceeding is brought in an inconvenient forum, that the venue of the suit, action or proceeding is improper, or that the provisions of this Agreement may not be enforced in or by such courts.  SUBJECT TO APPLICABLE LAW, THE PARTIES HEREBY WAIVE THEIR RIGHT TO A JURY TRIAL WITH RESPECT TO ANY DISPUTE ARISING FROM THIS AGREEMENT.

(c)Under no circumstances shall Employee execute this Agreement prior to the Termination Date.

(d)Any notice or other communication required or which may be given hereunder shall be in writing and shall be delivered personally, telegraphed, telexed, sent by facsimile transmission or sent by certified, registered or express or overnight mail, postage prepaid, and shall be deemed given when so delivered personally, telegraphed, telexed, or sent by facsimile transmission (with written confirmation received) or, if mailed, four (4) days after the date of mailing or the next day after overnight mail, as follows:

If the Company, to:

Vince Holding Corp

500 Fifth Avenue, 20th Floor

New York, NY 10110

Attention:SVP, Human Resources

Telephone:(212) 515-2664

Email:M.wallace @vince.com

With a copies to:

Vince Holding Corp

500 Fifth Avenue, 20th Floor

New York, NY 10110

Attention:  General Counsel

Telephone: 212-515-2650

If the Employee, to the Employee's home and office addresses reflected in the Company's records

IN WITNESS WHEREOF, this Agreement has been executed as of the date reflected below:

DATED: September 15, 2015

By:_/s/ Karin Gregersen McLennan_______

Karin Gregersen McLennan

DATED: September 28, 2015

VINCE, LLC

By:_/s/ Melissa Wallace_______________

Melissa Wallace

Senior Vice President, Human Resources

11Signature Page to Severance Agreement and General Release

EXHIBIT A

ADEA WAIVER INFORMATION

The following is a listing of the job titles and ages of employees who were and were not selected for termination and offered consideration for signing the waiver. Except for those employees selected for termination, no other employee is eligible or offered consideration in exchange for signing the waiver:

Individuals Selected for Termination To Receive Severance Pay

Job TitlesAge

Chief Executive Officer53

SVP General Counsel & Secretary (prior)51

SVP Retail47

President & Chief Creative Officer45

Individuals Not Selected for Termination

In Same Job Classification or Organizational Unit

SVP Operations51

SVP Human Resources57

SVP Wholesale38

VP E-Commerce47

SVP General Counsel & Secretary (current)53